                Exhibit 99.1

JCPENNEY REPORTS JANUARY SALES RESULTS

Company Raises Fourth Quarter Earnings Guidance

PLANO, Texas, Feb. 3, 2011 -- J. C. Penney Company, Inc. (NYSE:JCP) reported today that its comparable store sales for the four-week period ended Jan. 29, 2011, decreased 1.2 percent.   After strong sales during the first two months of the quarter, which resulted in quarterly sales coming in above the Company’s expectations, January sales were impacted by lower levels of clearance inventory when compared to the same period last year, as well as by adverse weather conditions.

Geographically, the Company’s best performing regions were the southwest and northwest, compared to the northeast and southeast regions where winter storms affected sales and traffic trends throughout the month of January.

Overall, women’s apparel and accessories were the top performing merchandise divisions in January.  Sales of Liz Claiborne apparel and accessories continued to perform ahead of expectations, attracting new and existing customers to JCPenney.  Sephora inside JCPenney also continued to attract new customers this month, with more shoppers discovering the unique beauty experience offered within the Sephora inside JCPenney boutiques.  This performance reflects the success of the Company’s focus on enhancing the center core of its stores to provide both style and value for modern customers.

Preliminary January Sales Summary
($ in millions)

	Total Company Sales		% Increase/(Decrease)
	for period ended		Total Sales		Comp Stores
	Jan. 29,	Jan. 30,
	2011	2010	2010	2009	2010	2009

4 Weeks	$ 903	$ 940	(3.9)	(4.4)	(1.2)	(4.6)

13 Weeks	$ 5,703	$ 5,550	2.8	(3.6)	4.5	(4.5)

52 Weeks	$ 17,758	$ 17,556	1.2	(5.0)	2.5	(6.3)

Fourth Quarter Earnings Outlook Increased

Due to the better than expected overall sales performance during the quarter, coupled with gross margin performance that was in-line with expectations and rigorous expense management that resulted in expenses being well-leveraged against sales, the Company now expects fourth quarter earnings to be in the range of $1.06 to $1.09 per share, including the previously announced one-time restructuring charges of approximately $0.08 per share. Management had previously provided guidance for fourth quarter earnings to be in the range of $0.90 to $1.00 per share.

The Company will report its results for the 2010 fourth quarter and full year prior to the opening of the market on Feb. 25, 2011, and management will host a live conference call and real-time webcast beginning at 9:30 a.m. ET to discuss the Company’s results, as well as provide details about expectations for 2011, including guidance for the first quarter.

Access to the 2010 fourth quarter and full year conference call is open to the press and general public in a listen only mode.  To access the conference call, please dial (877) 407-0778, or (201) 689-8565 for international callers, and reference the JCPenney Fourth Quarter Earnings Conference Call.  The telephone playback will be available for [two] days beginning approximately two hours after the conclusion of the call by dialing (877) 660-6853, account code 286, and conference ID number 350566.  The live webcast may be accessed via JCPenney’s Investor Relations page at jcpenney.net, or on streetevents.com (for subscribers) or investorcalendar.com.  Replays of the webcast will be available for up to 90 days after the event.

Today’s Sales Conference Call Recording (8:30 a.m. ET) -- (877) 793-7778

For further information, contact:

Investor Relations
Kristin Hays and Angelika Torres; (972) 431-5500;
jcpinvestorrelations@jcpenney.com

Media Relations
Darcie Brossart (972) 431-3400
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About JCPenney
JCPenney, one of America's leading retailers, operates over 1,100 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com. Serving more than half of America’s families each year, JCPenney offers a wide array of private, exclusive and national brands which reflect the Company’s vision to be America’s shopping destination for discovering great styles at compelling prices. Traded as “JCP” on the New York Stock Exchange, the $17.6

billion retailer is transforming its organization to support its Long Range Plan strategies to build a sustainable, profitable enterprise that serves its customers, engages its associates and rewards its shareholders.  For more information visit www.jcpenney.net.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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